Company Contact:
D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 474-4325

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS THIRD QUARTER RESULTS

•	Third quarter diluted EPS of $0.20, at high-end of updated guidance

•	Inventory per square foot decreased 1.3%

•	Invested $15.0 million to repurchase 1.3 million shares

•	Updates fourth quarter diluted EPS guidance to a range of $0.62 to $0.68

Columbus, Ohio - November 28, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today announced its third quarter 2012 financial results for the thirteen and thirty-nine week periods ended October 27, 2012, which compares to the same period ended October 29, 2011 last year.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented: “The third quarter was a very challenging one for our Company. We were disappointed with our results, which included a net sales decrease of 4% and a comparable sales decrease of 5% compared to the prior year third quarter. However, we believe we have identified the issues impacting our performance and have developed, and begun to execute, a plan to fix them. To that end, we re-balanced our sweater assortment, introduced entry price point fashion items in key categories, and began to set and communicate clearer pricing and promotional strategies for our customers. We believe that these actions will position us well for the future. We also continued to focus on our four growth pillars. We saw continued positive momentum in our men's business, experienced double digit growth in e-commerce sales versus the prior year, and achieved our store expansion goals with the opening of eight new stores, including one in Canada. In addition, we continued our international expansion with the opening of four additional franchise stores in the Middle East. As we begin the fourth quarter, we are pleased to report that our clear promotional messaging contributed to a record Black Friday performance that exceeded our expectations. However, we remain cautious on the overall performance of the fourth quarter given that the majority of the holiday season lies ahead. We expect to make sequential improvement as our corrective measures get further underway. We remain confident in, and committed to, our strategies and four pillars of growth, which we believe position us for improved results over the long term.”

Third Quarter Operating Results:

•	Net sales decreased 4% to $468.5 million from $486.8 million in the third quarter of 2011;

•	Comparable sales decreased 5%, following a 5% increase in the third quarter of 2011;

•	Gross margin was 32.3% of net sales compared to 36.2% in the third quarter of 2011, driven by a 240 basis point increase in occupancy costs and a 150 basis point decline in merchandise margin;

•	Selling, general, and administrative (SG&A) expenses totaled $117.7 million, or 25.1% of net sales, compared to $115.1 million, or 23.6% of net sales, in the third quarter of 2011;

•	Operating income was $34.4 million, or 7.3% of net sales, compared to $60.9 million, or 12.5% of net sales, in the third quarter of 2011;

•	Interest expense totaled $4.8 million compared to $6.3 million in the third quarter of 2011;

•	Income tax expense was $12.3 million, at an effective tax rate of 41.4%, compared to $22.0 million, at an effective tax rate of 40.3%, in the third quarter of 2011; and

•	Net income was $17.4 million, or $0.20 per diluted share, compared to net income of $32.7 million, or $0.37 per diluted share, in the third quarter of 2011.

Thirty-Nine Week Operating Results:

•	Net sales increased 1% and year-to-date comparable sales were flat, following a 6% increase in comparable sales in the prior year period;

•	Gross margin was 34.3% of net sales compared to 36.0% in the prior year period, driven by a 60 basis point increase in occupancy costs and a 110 basis point decline in merchandise margin;

•	SG&A expenses totaled $347.2 million, or 24.5% of net sales, compared to $342.2 million, or 24.4% of net sales, in the prior year period;

•	Operating income decreased 13.5% to $140.2 million, or 9.9% of net sales, compared to $162.0 million, or 11.6% of net sales, in the prior year period;

•
Interest expense totaled $14.3 million compared to $27.8 million in the prior year period, which included a $7.2 million loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility;

•	Income tax expense was $50.6 million, at an effective tax rate of 40.2%, compared to $54.1 million, at an effective tax rate of 40.2%, in the prior year period; and

•
Net income was $75.3 million, or $0.86 per diluted share. This compares to net income of $80.3 million, or $0.90 per diluted share, in the prior year period, which included the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, of costs related to the secondary offering completed in April 2011; and (ii) $4.3 million, or $0.04 per diluted share, loss on extinguishment related to the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility. Net income in the prior year period adjusted for non-core operating costs noted above was $85.0 million, or $0.96 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

Third Quarter Balance Sheet Highlights:

•
Cash and cash equivalents decreased $42.6 million and totaled $102.4 million compared to $145.0 million at the end of the third quarter of 2011, primarily driven by $65.1 million of cash used to repurchase 4.0 million shares of the Company's common stock since May 2012, including $15.0 million used to repurchase 1.3 million shares in the third quarter of 2012;

•	Inventories were $286.9 million, an increase of 3.0%, compared to $278.5 million at the end of the third quarter of 2011, and inventory per square foot decreased 1.3% compared to 2011; and

•
Debt declined by $119.4 million to $198.8 million compared to $318.2 million at the end of the third quarter of 2011, driven by the $119.7 million prepayment of the $125 million Term Loan outstanding balance in the fourth quarter of 2011.

Real Estate:
During the third quarter of 2012, the Company opened 8 new stores, including 1 in Canada, and closed 1 store.  At quarter end, the Company had 618 locations and 5.4 million gross square feet in operation.

2012 Guidance:
Fourth Quarter:
The Company is revising its fourth quarter 2012 guidance and currently expects fourth quarter comparable sales to decrease low single digits compared to an increase of 5% in the fourth quarter of 2011. The effective tax rate is expected to be approximately 40% for the fourth quarter of 2012. Net income is expected in the range of $53 million to $58 million, or $0.62 to $0.68 per diluted share on 85.2 million weighted average shares outstanding. This compares to adjusted net income of $62.1 million, or $0.70 per diluted share, in the fourth quarter of 2011 (see Schedule 4 for a discussion of non-GAAP measures). The Company expects to open 8 new stores in the fourth quarter, including 5 stores in the United States and 3 stores in Canada, and close 1 store to end the quarter with 625 locations and approximately 5.4 million gross square feet in operation.

Full Year:
The Company is revising its full year 2012 guidance and currently expects full year comparable sales to decrease low single digits compared to an increase of 6% in 2011. The effective tax rate is expected to be between 39.9% and 40.2% for the full year 2012. Earnings for the fifty-three week period in 2012 are currently expected in the range of $1.47 to $1.53 per diluted share on 87.2 million weighted average shares outstanding. This compares to adjusted earnings of $1.66 per diluted share in 2011 (see Schedule 4 for a discussion of non-GAAP measures). The Company notes that 2012 is a fifty-three week period compared to a fifty-two week period in 2011 and expects the positive contribution from the fifty-third week to be in the range of $0.03 to $0.04 per diluted share. The Company now expects to open 28 new stores in 2012, including 23 in the United States and 5 in Canada, and close 12 stores to end the year with 625 locations and approximately 5.4 million gross square feet in operation. Consistent with previous years, this guidance excludes any non-core operating items that may occur, such as debt extinguishment costs.

Conference Call Information:
A conference call to discuss third quarter results is scheduled for November 28, 2012, at 9:00 a.m. Eastern Time (ET).  Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on November 28, 2012 until 11:59 p.m. ET on December 5, 2012 and can be accessed by dialing (877) 870-5176 and entering replay pin number 403560.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, effective tax rates, store expansion and closures, and plans to improve and grow the business. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on third parties to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,438	$152,362	$144,982
Receivables, net	9,416	9,027	7,869
Inventories	286,877	208,954	278,540
Prepaid minimum rent	24,233	23,461	22,792
Other	28,949	18,232	34,571
Total current assets	451,913	412,036	488,754

PROPERTY AND EQUIPMENT	614,145	521,860	504,542
Less: accumulated depreciation	(333,279)	(294,554)	(280,759)
Property and equipment, net	280,866	227,306	223,783

TRADENAME/DOMAIN NAME	197,719	197,509	197,474
DEFERRED TAX ASSETS	9,640	12,462	3,933
OTHER ASSETS	11,216	12,886	16,205
Total assets	$951,354	$862,199	$930,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$207,472	$133,679	$187,973
Deferred revenue	18,524	27,684	18,335
Accrued bonus	85	14,689	6,523
Accrued expenses	87,638	109,161	91,595
Accounts payable and accrued expenses – related parties	—	5,997	4,207
Total current liabilities	313,719	291,210	308,633

LONG-TERM DEBT	198,760	198,539	316,906
OTHER LONG-TERM LIABILITIES	135,780	91,303	86,531
Total liabilities	648,259	581,052	712,070

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	303,095	281,147	218,079
Total liabilities and stockholders’ equity	$951,354	$862,199	$930,149

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
NET SALES	$468,527	$486,784	$1,419,358	$1,400,202
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	316,989	310,816	932,532	896,088
Gross profit	151,538	175,968	486,826	504,114
OPERATING EXPENSES:
Selling, general, and administrative expenses	117,722	115,061	347,224	342,236
Other operating (income) expense, net	(586)	34	(553)	(166)
Total operating expenses	117,136	115,095	346,671	342,070

OPERATING INCOME	34,402	60,873	140,155	162,044

INTEREST EXPENSE	4,782	6,328	14,338	27,843
INTEREST INCOME	—	(2)	(1)	(7)
OTHER INCOME, NET	(116)	(148)	(104)	(148)
INCOME BEFORE INCOME TAXES	29,736	54,695	125,922	134,356
INCOME TAX EXPENSE	12,314	22,025	50,598	54,053
NET INCOME	$17,422	$32,670	$75,324	$80,303

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	(49)	2	(46)	—
COMPREHENSIVE INCOME	$17,373	$32,672	$75,278	$80,303

EARNINGS PER SHARE:
Basic	$0.20	$0.37	$0.86	$0.91
Diluted	$0.20	$0.37	$0.86	$0.90

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	85,980	88,643	87,489	88,573
Diluted	86,216	88,903	87,835	88,838

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,324	$80,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,733	51,198
Loss on disposal of property and equipment	67	89
Excess tax benefit from share-based compensation	(409)	—
Share-based compensation	12,207	7,483
Non-cash loss on extinguishment of debt	—	2,744
Deferred taxes	3,713	(2,764)
Changes in operating assets and liabilities:
Receivables, net	(379)	2,043
Inventories	(77,900)	(93,325)
Accounts payable, deferred revenue, and accrued expenses	18,555	10,168
Other assets and liabilities	7,231	6,404
Net cash provided by operating activities	89,142	64,343

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(73,354)	(55,915)
Purchase of intangible assets	(210)	(60)
Net cash used in investing activities	(73,564)	(55,975)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt arrangements	—	(50,087)
Costs incurred in connection with debt arrangements and Senior Notes	—	(1,192)
Payments on capital lease obligation	(41)	—
Excess tax benefit from share-based compensation	409	—
Proceeds from share-based compensation	623	234
Repurchase of common stock	(66,534)	(103)
Net cash used in financing activities	(65,543)	(51,148)

EFFECT OF EXCHANGE RATE ON CASH	41	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(49,924)	(42,780)
CASH AND CASH EQUIVALENTS, Beginning of period	152,362	187,762
CASH AND CASH EQUIVALENTS, End of period	$102,438	$144,982

Schedule 4

Supplemental Information - Consolidated Statements of Income and Comprehensive Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, Company core operating results and provide a better baseline for analyzing trends in the underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and reported earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and filings with the SEC in their entirety and to not rely on any single financial measure.

The tables below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, net income and earnings per diluted share.

	Thirty-Nine Weeks Ended October 29, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$80,303		$0.90	88,838
Transaction costs (a)	348	*	0.01
Interest expense (b)	4,346	*	0.04
Adjusted non-GAAP measure	$84,997		$0.96

(a)	Includes transaction costs related to the secondary offering completed in April 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes and the amendment of the $200 million Revolving Credit Facility.

* Items were tax affected at the Company's statutory rate of approximately 39% for the thirty-nine weeks ended October 29, 2011.

	Thirteen Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$60,394		$0.68	89,072
Transaction costs (a)	266	*	0.01
Interest expense (b)	1,468	*	0.01
Adjusted non-GAAP measure	$62,128		$0.70

(a)	Includes transaction costs related to the secondary offering completed in December 2011.

(b)	Includes accelerated amortization of debt issuance costs related to the prepayment of the $125 million Term Loan outstanding balance.
* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended January 28, 2012.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income and Comprehensive Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The table below reconcile the non-GAAP financial measures, adjusted net income and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, net income and earnings per diluted share.

	Fifty-Two Weeks Ended January 28, 2012
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$140,697		$1.58	88,896
Transaction costs (a)	614	*	0.01
Interest expense (b)	5,815	*	0.07
Adjusted non-GAAP measure	$147,126		$1.66

(a)	Includes transaction costs related to the secondary offerings completed in April 2011 and December 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Revolving Credit Facility, and the prepayment of the $125 million Term Loan outstanding balance.

* Items were tax affected at the Company's statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2012.